EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in this Annual Report (Form 10-
K) of Codorus Valley Bancorp, Inc. of our report dated January 15, 1998, included in the 1997 Annual Report of Codorus Valley Bancorp, Inc.

We also consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 2 to Form S-3 No. 33-46171) and Form S-8 (Registration No. 333-09277) pertaining to the 1996 Stock Incentive Plan of Codorus Valley Bancorp, Inc. of our report dated January 15, 1998, with respect to the consolidated financial statements of Codorus Valley Bancorp, Inc. incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 1997.




Harrisburg, Pennsylvania                 /s/ Ernst & Young LLP
March 26, 1998